LOFTIS LAW FIRM

One Sugar Creek Center Blvd, Fifth Floor

Sugar Land, Texas 77478

(281) 504-8070

June 5, 2014

Internet America, Inc.

6210 Rothway Street, Suite 100

Houston, Texas 77040

Ladies and Gentlemen:

We have acted as counsel to Internet America, Inc., a Texas corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration and proposed offer and sale of up to 2,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.10 per share (“Common Stock”), and options exercisable for the Shares, pursuant to the terms of awards granted under the Internet America, Inc. 2007 Stock Option Plan (the “Plan”). This opinion is being furnished to you for filing as an exhibit to the Registration Statement.

In connection with rendering this opinion, we have examined (1) the Registration Statement; (2) the Company’s charter as set forth in its Articles of Incorporation, as amended through the date hereof; (3) the Company’s By-Laws, as amended through the date hereof; (4) the Plan; (5) certain resolutions of the Board of Directors of the Company; and (6) such other documents and records as we have deemed necessary and relevant for purposes hereof. In addition, we have relied upon certificates of officers of the Company and of public officials as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein. In addition, we have assumed that the Registration Statement has been filed with the Commission and has become effective under the Act.

Based upon the foregoing and subject to the limitations and assumptions set forth herein and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly and validly authorized, and, when issued and paid for in accordance with the Plan and the provisions of the award agreements relating to awards granted under the Plan, the Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is based on and is limited to the law of the State of Texas and the relevant law of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name therein. By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

Loftis Law Firm

OFFICER’S CERTIFICATE

In connection with, and in support of, the legal opinion to be rendered by Loftis Law Firm as required by SEC rules in order to file a registration statement on Form S-8 covering the issuance of securities under the Internet America, Inc. 2007 Stock Option Plan (the “Plan”), the undersigned hereby certifies to the following as of the date hereof:

1.	I am of the duly elected Chairman of the Board and Chief Executive Officer of Internet America, Inc. (the “Company”) and, in such capacity, I have direct knowledge of the matters covered by this Certificate.

2.	The copy of the Company’s charter as set forth in its Articles of Incorporation, as amended through the date hereof, as is currently on file with the SEC is a true and correct copy of same and such Articles of Incorporation remain in full force and effect and have not been amended or rescinded in any way.

3.	The copy of the Company’s Bylaws, as amended through the date hereof, as is currently on file with the SEC is a true and correct copy of same and such Bylaws remain in full force and effect and have not been amended or rescinded in any way.

4.	The copy of the Plan as is currently on file with the SEC is a true and correct copy of same and such Plan remains in full force and effect and has not been amended or rescinded in any way.

5.	Attached hereto as Exhibit A is a true and correct copy of the resolutions of the Board of Directors of the Company approving the Plan and the issuance of options and shares of the Company’s common stock thereunder and such resolutions remain in full force and effect and have not been amended or rescinded in any way.

/s/ William E. Ladin, Jr..

Date: June 5, 2014

EXHIBIT A

RESOLUTIONS TO BE ADOPTED

BY THE BOARD OF DIRECTORS OF

INTERNET AMERICA, INC.

MARCH 30, 2007

WHEREAS, the Company anticipates undergoing rapid growth and desires to position itself to be able to use all available means to retain its existing employees and attract new employees;

WHEREAS, the Board believes that the best way to attract, retain and incentivize employees is to give employees an equity ownership in the Company;

WHEREAS, the 1996 and 1997 option plans of the Company have either terminated or will terminate shortly, and the 2004 Non-Employee Director Plan (the “2004 Plan”) is limited in its eligibility to non-employee directors of the Company;

WHEREAS, the Board desires to adopt a new stock option plan available to all employees under which options to purchase up to 2,000,000 shares may be granted as incentive and nonqualified stock options; and

WHEREAS, in connection therewith the Board desires to reduce the number of shares reserved for issuance pursuant to the exercise of options granted or to be granted under the existing plans of the Company, which at this time principally consists of the 2004 Plan;

NOW, THEREFORE, BE IT RESOLVED, that pursuant to Section 9 of the 2004 Plan, the Board determines that a reduction in the number of shares available under the 2004 Plan would not impair the rights of grantees under options already granted under the 2004 Plan, and therefore amends Section 3 of the 2004 Plan to reduce the number of shares available under the 2004 Plan from 600,000 to 131,556, being the number of shares covered by outstanding options granted under the plan as of the date hereof, and that the terms of the 1996 and 1997 Stock Option Plans of the Company will not be renewed;

RESOLVED FURTHER, that the form, terms and provisions of the 2007 Plan, a copy of which is attached hereto as Exhibit A, is hereby adopted and approved in substantially the form presented to this meeting, with such changes thereto as the officers of the Company may deem necessary or desirable;

RESOLVED FURTHER, that the Board of Directors shall serve as the Plan Administrator required by the 2007 Plan, to administer the 2007 Plan in accordance with its terms, to grant incentive stock options or nonqualified stock options or any combination thereof (collectively “Awards”) under the 2007 Plan and to take such other actions and to execute such agreements as may be required in order to effectuate the 2007 Plan in accordance with its terms; and

RESOLVED FURTHER, that 2,000,000 shares of the Company’s Common Stock be and hereby are reserved for issuance pursuant to Awards granted under the 2007 Plan; and

RESOLVED FURTHER, that the proper officers of the Company be, and they hereby are, authorized and directed to issue and deliver appropriate stock certificates of this Company representing shares of the Common Stock of the Company to each recipient of the Award under the 2007 Plan, upon the exercise of such Award and the payment of the exercise price set forth in such Award and/or the 2007 Plan in accordance with its terms, and such shares, when so paid for, issued and delivered, shall be deemed validly issued, fully paid and nonassessable shares of the Common Stock of the Company;

RESOLVED FURTHER, that the Board submit the 2007 Plan to the shareholders for their approval, with a recommendation that the shareholders approve the adoption of the 2007 Plan and the issuance of shares of Common Stock thereunder;

RESOLVED FURTHER, that the Company register with the Securities and Exchange Commission (“SEC”) the sale of 2,000,000 shares of Common Stock (the “Option Shares”) to be offered and sold pursuant to the 2007 Plan;

RESOLVED FURTHER, that the appropriate officers of the Company be, and each of them hereby is, authorized, empowered and directed, for and on behalf of the Company, to prepare, execute and file with the SEC pursuant to the Securities Act of 1933 (the “1933 Act”) and the rules and regulations promulgated thereunder, a form of prospectus and all exhibits and documents relating thereto (“Registration Statement”), in connection with the registration and sale of the Option Shares, and any and all necessary pre-effective and post-effective amendments or supplements thereto as such officers executing the same shall approve, such approval for and in the name of the Company to be conclusively evidenced by their signature thereto or filing thereof; and

RESOLVED FURTHER, that each officer or director who may be required to execute such Registration Statement or any amendment of amendments thereto to be filed with the SEC, for and on behalf of the Company, be, and such officer or director hereby is, authorized and empowered to execute a power of attorney naming his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign and or all amendments (including pre-effective or post-effective amendments to the Registration Statement), and to file the same with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person.

EXECUTED as of the 30th day of March, 2007

/s/ William E. Ladin, Jr.
William E. Ladin, Jr.

/s/ Justin McClure
Justin McClure

/s/ Troy LeMaile-Stovall
Troy LeMaile-Stovall

/s/ John N. Palmer
John N. Palmer